CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 50 to the registration statement on Form N-1A (File No. 33-56339) ("Registration Statement") of our reports dated November 6, 2001, November 7, 2001 and November 5, 2001, relating to the financial statements and financial highlights appearing in the September 30, 2001 Annual Reports of Putnam Balanced Fund, Putnam Global Growth and Income Fund and Putnam International New Opportunities, respectively, each a series of Putnam Investment Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 25, 2002